Exhibit 99.1

Focus Financial Partners Reports Second Quarter 2020 Results

Performance Exceeds Expectations Demonstrating Resiliency of Business Model

New York, New York – August 6, 2020 – Focus Financial Partners Inc. (Nasdaq: FOCS) (“Focus Inc.”, “Focus”, the “Company”, “we”, “us” or “our”), a leading partnership of independent, fiduciary wealth management firms, today reported results for its second quarter ended June 30, 2020.

Second Quarter 2020 Highlights

•	Total revenues of $313.1 million, 3.8% growth year over year

•	Organic revenue growth(1) rate essentially flat year over year

•	GAAP net income of $3.3 million, 7.3% growth year over year

•	GAAP basic and diluted net income per share attributable to common shareholders of $0.05 and $0.03, respectively

•	Adjusted Net Income(2) of $54.3 million, 31.7% growth year over year

•	Adjusted Net Income Per Share(2) of $0.71, 29.1% growth year over year

•	Net cash provided by operating activities for the trailing 4-quarters ended June 30, 2020 was $203.9 million, 64.5% higher than the prior year period

•	LTM Cash Flow Available For Capital Allocation(2) for the trailing 4-quarters ended June 30, 2020 was $192.4 million, 65.0% higher than the prior year period

•	Repaid $200 million drawn under First Lien Revolver in March 2020 as market liquidity stabilized

•	Net Leverage Ratio(3) of 3.85x

•	Reaffirmed Net Leverage Ratio(3) target range of 3.5x – 4.5x

(1)	Please see footnote 2 under “How We Evaluate Our Business” later in this press release.

(2)	Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures.

(3)	Please see footnote 6 under “How We Evaluate Our Business” later in this press release.

“Our 2020 second quarter results exceeded the high end of our expectations and are a powerful affirmation of the resiliency of our business,” said Rudy Adolf, Founder, CEO and Chairman. “Our business is weathering the volatile markets well. Our partner firms are doing an outstanding job of helping their clients navigate the ongoing uncertainty. The crisis has made clear the value of holistic and highly personalized service, especially for ultra-high and high net worth clients. Our partner firms are well suited to this, which is reflected in the referrals they are seeing. We anticipate that the flight to quality of advice will accelerate further and be a catalyst for industry growth above historical levels in the next several years. I am confident that we will benefit disproportionately.”

“Our second quarter results were a testament to the strength of our business,” said Jim Shanahan, Chief Financial Officer. “We needed a market crisis to demonstrate the performance of our model under pressure. Our Q2 financial performance exceeded the high end of our estimated range. Our net leverage ratio declined to 3.85x during the quarter, and we again reaffirmed our targeted range of 3.5x to 4.5x. Although Covid-19 uncertainty persisted throughout the quarter, our partner firms continued to deliver excellent service to their clients and manage their businesses well, while simultaneously positioning themselves for future growth. We believe the opportunity set post-crisis will be substantial.”

Second Quarter 2020 Financial Highlights

Total revenues were $313.1 million, 3.8%, or $11.6 million higher than the 2019 second quarter. The majority of this growth was the result of new partner firms added during the twelve months ended June 30, 2020. Our year over year organic revenue growth rate(1) was essentially flat for the quarter, compared to 18.0% in the prior year quarter and substantially higher than the expected decrease of (5%) to (7%).

An estimated 72.3%, or $226.4 million, of total revenues in the quarter were correlated to the financial markets. Of this amount, 67.0%, or $151.7 million, were generated from advance billings primarily based on financial market levels in the 2020 first quarter. The remaining 27.7%, or $86.7 million, were not correlated to the markets. These revenues typically consist of family office type services, tax advice and fixed fees for investment advice, primarily for high and ultra-high net worth clients. In excess of 95% of total revenues were fee-based and recurring.

GAAP net income was $3.3 million compared to GAAP net income of $3.1 million in the prior year quarter. GAAP basic and diluted net income per share attributable to common shareholders was $0.05 and $0.03, respectively, compared to $0.02 for both basic and diluted in the prior year quarter.

Adjusted EBITDA(2) was $74.8 million, 18.7%, or $11.8 million, higher than the prior year period, and our Adjusted EBITDA margin(3) was 23.9%, well ahead of our outlook of 22% for the quarter. The higher than estimated margin was primarily due to our revenue outperformance and lower than expected SG&A costs as a result of the Covid-19 pandemic.

Adjusted Net Income(2) was $54.3 million, an increase of 31.7%, or $13.1 million over the prior year quarter. Adjusted Net Income Per Share(2) was $0.71 per share, $0.16, or 29.1% higher year over year.

(1)	Please see footnote 2 under “How We Evaluate Our Business” later in this press release.

(2)	Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures.

(3)	Calculated as Adjusted EBITDA divided by Revenues.

2020 Year-to-Date Financial Highlights

Total revenues were $650.2 million, 15.8%, or $88.7 million higher than the first six months of 2019. The primary driver of this increase was revenue growth from our existing partner firms of approximately $63.1 million. The majority of this growth was driven by higher wealth management fees, which includes the effect of mergers completed by our partner firms in the twelve months ended June 30, 2020, as well as a full period of revenues recognized during the first six months of 2020 for partner firms that were acquired in the first six months of 2019. The balance of the increase of $25.6 million was due to revenues from new partner firms acquired over the twelve months ended June 30, 2020. Our year over year organic revenue growth rate(1) for the year-to-date period was 9.8%, 1.2 percentage points lower than the 11.0% rate in the prior year period.

GAAP net income was $37.3 million compared to GAAP net income of $0.3 million in the prior year period. GAAP basic and diluted net income per share attributable to common shareholders was $0.48 compared to $(0.05) for both basic and diluted in the prior year period.

Adjusted EBITDA(2) was $152.8 million, 30.1%, or $35.3 million, higher than the prior year period. Our Adjusted EBITDA margin(3) was 23.5%, 2.6 percentage points higher than the prior year period primarily reflecting lower levels of SG&A expenses relative to revenue during the Covid-19 pandemic.

Adjusted Net Income(2) was $108.7 million, an increase of 41.3%, or $31.8 million over the prior year period. Adjusted Net Income Per Share(2) was $1.43 per share, $0.40, or 38.8% higher year-over-year.

(1)	Please see footnote 2 under “How We Evaluate Our Business” later in this press release.

(2)	Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures.

(3)	Calculated as Adjusted EBITDA divided by Revenues.

Balance Sheet and Liquidity

As of June 30, 2020, cash and cash equivalents were $35.3 million and debt outstanding under the Company’s credit facilities was approximately $1.3 billion. In the second quarter, we repaid the $200 million we borrowed under our First Lien Revolver (“Revolver”) in March to enhance our liquidity position at the initial onset of the Covid-19 pandemic. We had no immediate need for the cash and liquidity, and the financial markets have since stabilized.

Of our total debt outstanding as of June 30, 2020, approximately $1.13 billion were borrowings under our Term Loan and $160.0 million were borrowings under our Revolver. Our Net Leverage Ratio(1) at June 30, 2020 was 3.85x, within our target range of 3.5x to 4.5x. We remain committed to maintaining our Net Leverage Ratio at 3.5x to 4.5x and believe this is the appropriate range for our business given our highly acquisitive nature.

Our net cash provided by operating activities for the trailing four quarters ended June 30, 2020 increased 64.5% to $203.9 million from $124.0 million for the comparable period ended June 30, 2019. Our Cash Flow Available for Capital Allocation(2) for the trailing four quarters ended June 30, 2020 increased 65.0% to $192.4 million from $116.6 million for the comparable period ended June 30, 2019. These increases reflect the earnings growth of our partner firms, the addition of new partner firms during the trailing four quarter period and the increase in our Adjusted EBITDA margin. In the 2020 second quarter, we paid $30.9 million of earn-out obligations and $2.9 million of required amortization under our Term Loan.

We took advantage of historically low interest rates during the second quarter to further reduce the variable interest rate exposure on our outstanding borrowings. Following the floating to fixed interest rate swap agreement we entered into in March 2020, which effectively fixed the variable interest rate applicable to $400 million of our Term Loan to 2.713% (inclusive of the 2.0% LIBOR spread), in April 2020, we entered into two additional interest rate swap agreements. These effectively fixed the variable interest rate applicable to an additional $450 million of the total borrowings under our Term Loan to approximately 2.53% (inclusive of the 2.0% LIBOR spread) over 4 years.

As of June 30, 2020, $850 million, or approximately 75%, of our Term Loan had been swapped from a floating rate to a weighted average fixed rate of 2.62%. The residual amount of approximately $283.4 million under the Term Loan as well as all Revolver borrowings remain at floating rates.

(1)	Please see footnote 6 under “How We Evaluate Our Business” later in this press release.

(2)	Non-GAAP financial measure. See ‘‘Reconciliation of Non-GAAP Financial Measures—Cash Flow Available for Capital Allocation” later in this press release.

Teleconference, Webcast and Presentation Information

Founder, CEO and Chairman, Rudy Adolf, and Chief Financial Officer, Jim Shanahan, will host a conference call today, August 6, 2020 at 8:30 a.m. Eastern Time to discuss the Company’s 2020 second quarter results and outlook. The call can be accessed by dialing +1-877-407-0989 (inside the U.S.) or +1-201-389-0921 (outside the U.S.).

A live, listen-only webcast, together with a slide presentation titled “2020 Second Quarter Earnings Release Supplement” dated August 6, 2020 will be available under “Events” in the “Investor Relations” section of the Company’s website, www.focusfinancialpartners.com. A webcast replay of the call will be available shortly after the event at the same address. Registration for the call will begin 20 minutes prior to the start of the call, using the following link.

https://hd.choruscall.com/InComm/?callme=true&passcode=13698868&h=true&info=company&r=true&B=6

About Focus Financial Partners Inc.

Focus Financial Partners is a leading partnership of independent, fiduciary wealth management firms. Focus provides access to best practices, resources, and continuity planning for its partner firms who serve individuals, families, employers and institutions with comprehensive wealth management services. Focus partner firms maintain their operational independence, while they benefit from the synergies, scale, economics and best practices offered by Focus to achieve their business objectives.

Cautionary Note Concerning Forward-Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, including the impact and duration of the outbreak of Covid-19, which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s annual report on Form 10-K for the year ended December 31, 2019 and quarterly report on Form 10-Q for the quarter ended June 30, 2020 filed and our other filings with the Securities and Exchange Commission.

Investor and Media Contact

Tina Madon

Head of Investor Relations & Corporate Communications

Tel: (646) 813-2909

tmadon@focuspartners.com

How We Evaluate Our Business

We focus on several key financial metrics in evaluating the success of our business, the success of our partner firms and our resulting financial position and operating performance. Key metrics for the three and six months ended June 30, 2019 and 2020 include the following:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2020	2019	2020
	(dollars in thousands, except per share data)
Revenue Metrics:
Revenues	$301,545	$313,109	$561,469		$650,163
Revenue growth (1) from prior period	30.3%	3.8%	31.3%		15.8%
Organic revenue growth (2) from prior period	18.0%	(0.3)%	11.0%		9.8%

Management Fees Metrics (operating expense):
Management fees	$79,252	$76,987	$136,258		$160,680
Management fees growth (3) from prior period	30.9%	(2.9)%	27.5%		17.9%
Organic management fees growth (4) from prior period	16.5%	(8.2)%	6.6%		9.7%

Net income (loss) metrics:
Net income	$3,102	$3,328	$274		$37,347
Net income growth from prior period	140.5%	7.3%	101.4%		*
Income (loss) per share of Class A common stock:
Basic	$0.02	$0.05	$(0.05)		$0.48
Diluted	$0.02	$0.03	$(0.05)		$0.48
Income (loss) per share of Class A common stock
change from prior period:
Basic	N/A	150.0%	N/A	$	*
Diluted	N/A	50.0%	N/A	$	*

Adjusted EBITDA Metrics:
Adjusted EBITDA (5)	$62,953	$74,756	$117,467		$152,776
Adjusted EBITDA growth (5) from prior period	21.3%	18.7%	22.2%		30.1%

Adjusted Net Income Metrics:
Adjusted Net Income (5)	$41,232	$54,293	$76,946		$108,743
Adjusted Net Income growth (5) from prior period	42.1%	31.7%	41.3%		41.3%

Adjusted Net Income Per Share Metrics:
Adjusted Net Income Per Share (5)	$0.55	$0.71	$1.03		$1.43
Adjusted Net Income Per Share growth (5) from prior period	37.5%	29.1%	35.5%		38.8%
Adjusted Shares Outstanding (5)	74,444,102	76,239,848	74,422,405		76,256,932

Other Metrics:
Net Leverage Ratio (6) at period end	4.05x	3.85x	4.05x		3.85x
Acquired Base Earnings (7)	$6,725	$1,045	$18,638		$4,235
Number of partner firms at period end (8)	62	65	62		65

*	Not meaningful

(1)	Represents period-over-period growth in our GAAP revenue.

(2)	Organic revenue growth represents the period-over-period growth in revenue related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms and partner firms that have merged, that for the entire periods presented, are included in our consolidated statements of operations for each of the entire periods presented. We believe these growth statistics are useful in that they present full-period revenue growth of partner firms on a “same store” basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(3)	The terms of our management agreements entitle the management companies to management fees typically consisting of all Earnings Before Partner Compensation (“EBPC”) in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Management fees growth represents the period-over-period growth in GAAP management fees earned by management companies. While an expense, we believe that growth in management fees reflect the strength of the partnership.

(4)	Organic management fees growth represents the period-over-period growth in management fees earned by management companies related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms and partner firms that have merged, that for the entire periods presented, are included in our consolidated statements of operations for each of the entire periods presented. We believe that these growth statistics are useful in that they present full-period growth of management fees on a “same store” basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(5)	For additional information regarding Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income Per Share and Adjusted Shares Outstanding, including a reconciliation of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income Per Share and Adjusted Shares Outstanding to the most directly comparable GAAP financial measure, please read “Reconciliation of Non-GAAP Financial Measures—Adjusted EBITDA” and “Reconciliation of Non-GAAP Financial Measures —Adjusted Net Income and Adjusted Net Income Per Share.”

(6)	Net Leverage Ratio represents the First Lien Leverage Ratio (as defined in the Credit Facility), and means the ratio of amounts outstanding under the First Lien Term Loan and First Lien Revolver plus other outstanding debt obligations secured by a lien on the assets of Focus LLC (excluding letters of credit other than unpaid drawings thereunder) minus unrestricted cash and cash equivalents to Consolidated EBITDA (as defined in the Credit Facility).

(7)	The terms of our management agreements entitle the management companies to management fees typically consisting of all future EBPC of the acquired wealth management firm in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Acquired Base Earnings is equal to our retained cumulative preferred position in Base Earnings. We are entitled to receive these earnings notwithstanding any earnings that we are entitled to receive in excess of Target Earnings. Base Earnings may change in future periods for various business or contractual matters. For example, from time to time when a partner firm consummates an acquisition, the management agreement among the partner firm, the management company and the principals is amended to adjust Base Earnings and Target Earnings to reflect the projected post-acquisition earnings of the partner firm.

(8)	Represents the number of partner firms on the last day of the period presented. The number includes new partner firms acquired during the period reduced by any partner firms that merged with existing partner firms prior to the last day of the period.

7

Unaudited Condensed Consolidated Financial Statements

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated statements of operations

(in thousands, except share and per share amounts)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2019	2020	2019	2020
REVENUES:
Wealth management fees	$283,296	$295,119	$526,380	$613,722
Other	18,249	17,990	35,089	36,441
Total revenues	301,545	313,109	561,469	650,163
OPERATING EXPENSES:
Compensation and related expenses	105,531	113,914	206,979	231,758
Management fees	79,252	76,987	136,258	160,680
Selling, general and administrative	59,736	52,752	111,993	115,347
Management contract buyout	—	—	1,428	—
Intangible amortization	31,221	36,012	59,962	71,735
Non-cash changes in fair value of estimated contingent consideration	3,847	16,472	11,261	(14,901)
Depreciation and other amortization	2,425	3,029	4,738	6,011
Total operating expenses	282,012	299,166	532,619	570,630
INCOME FROM OPERATIONS	19,533	13,943	28,850	79,533
OTHER INCOME (EXPENSE):
Interest income	339	66	536	351
Interest expense	(14,424)	(10,057)	(27,283)	(23,643)
Amortization of debt financing costs	(782)	(709)	(1,564)	(1,491)
Loss on extinguishment of borrowings	—	—	—	(6,094)
Other (expense) income—net	(468)	70	(704)	682
Income from equity method investments	329	52	643	116
Total other expense—net	(15,006)	(10,578)	(28,372)	(30,079)
INCOME BEFORE INCOME TAX	4,527	3,365	478	49,454
INCOME TAX EXPENSE	1,425	37	204	12,107
NET INCOME	3,102	3,328	274	37,347
Non-controlling interest	(2,306)	(919)	(2,420)	(14,542)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$796	$2,409	$(2,146)	$22,805
Income (loss) per share of Class A common stock:
Basic	$0.02	$0.05	$(0.05)	$0.48
Diluted	$0.02	$0.03	$(0.05)	$0.48
Weighted average shares of Class A common stock outstanding:
Basic	46,696,200	47,847,756	46,455,238	47,642,156
Diluted	46,721,559	73,418,108	46,455,238	47,651,057

8

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated balance sheets

(in thousands, except share and per share amounts)

	December 31,	June 30,
	2019	2020
ASSETS
Cash and cash equivalents	$65,178	$35,329
Accounts receivable less allowances of $684 at 2019 and $997 at 2020	129,337	147,592
Prepaid expenses and other assets	58,581	55,802
Fixed assets—net	41,634	41,660
Operating lease assets	180,114	202,548
Debt financing costs—net	9,645	8,297
Deferred tax assets—net	75,453	76,209
Goodwill	1,090,231	1,121,153
Other intangible assets—net	1,003,456	972,506
TOTAL ASSETS	$2,653,629	$2,661,096
LIABILITIES AND EQUITY
LIABILITIES
Accounts payable	$8,077	$7,438
Accrued expenses	41,442	50,345
Due to affiliates	58,600	27,173
Deferred revenue	7,839	8,077
Other liabilities	215,878	170,760
Operating lease liabilities	196,425	221,339
Borrowings under credit facilities (stated value of $1,279,188 and $1,293,405 at December 31, 2019 and June 30, 2020, respectively)	1,272,999	1,292,831
Tax receivable agreements obligations	48,399	51,923
TOTAL LIABILITIES	1,849,659	1,829,886
EQUITY
Class A common stock, par value $0.01, 500,000,000 shares authorized; 47,421,315 and 48,091,707 shares issued and outstanding at December 31, 2019 and June 30, 2020, respectively	474	481
Class B common stock, par value $0.01, 500,000,000 shares authorized; 22,075,749 and 21,496,103 shares issued and outstanding at December 31, 2019 and June 30, 2020, respectively	221	215
Additional paid-in capital	498,186	503,209
Retained earnings (deficit)	(13,462)	9,343
Accumulated other comprehensive loss	(1,299)	(8,516)
Total shareholders' equity	484,120	504,732
Non-controlling interest	319,850	326,478
Total equity	803,970	831,210
TOTAL LIABILITIES AND EQUITY	$2,653,629	$2,661,096

9

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated statements of cash flows

(in thousands)

	For the six months ended
	June 30,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$274	$37,347
Adjustments to reconcile net income to net cash provided by operating activities—net of effect of acquisitions:
Intangible amortization	59,962	71,735
Depreciation and other amortization	4,738	6,011
Amortization of debt financing costs	1,564	1,491
Non-cash equity compensation expense	9,099	10,282
Non-cash changes in fair value of estimated contingent consideration	11,261	(14,901)
Income from equity method investments	(643)	(116)
Distributions received from equity method investments	618	52
Deferred taxes and other non-cash items	843	3,333
Loss on extinguishment of borrowings	—	6,094
Changes in cash resulting from changes in operating assets and liabilities:
Accounts receivable	(18,219)	(15,905)
Prepaid expenses and other assets	3,220	2,780
Accounts payable	389	(981)
Accrued expenses	25,166	7,600
Due to affiliates	(16,518)	(31,225)
Other liabilities	(24,848)	(18,406)
Deferred revenue	(1,688)	(813)
Net cash provided by operating activities	55,218	64,378
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions and contingent consideration—net of cash acquired	(289,101)	(59,000)
Purchase of fixed assets	(10,060)	(5,947)
Net cash used in investing activities	(299,161)	(64,947)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	370,000	285,000
Repayments of borrowings under credit facilities	(94,014)	(270,783)
Contingent consideration paid	(16,293)	(34,992)
Payments of debt financing costs	—	(634)
Proceeds from exercise of stock options	796	167
Payments on finance lease obligations	(94)	(59)
Distributions for unitholders	(11,734)	(7,643)
Net cash provided by (used in) financing activities	248,661	(28,944)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	13	(336)
CHANGE IN CASH AND CASH EQUIVALENTS	4,731	(29,849)
CASH AND CASH EQUIVALENTS:
Beginning of period	33,213	65,178
End of period	$37,944	$35,329

10

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is defined as net income (loss) excluding interest income, interest expense, income tax expense (benefit), amortization of debt financing costs, intangible amortization and impairments, if any, depreciation and other amortization, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, loss on extinguishment of borrowings, other expense/income, net, management contract buyout and other one-time transaction expenses, if any. We believe that Adjusted EBITDA, viewed in addition to and not in lieu of, our reported GAAP results, provides additional useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

•	non-cash equity grants made to employees or non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; stock-based compensation expense is not a key measure of our operating performance;

•	contingent consideration or earn outs can vary substantially from company to company and depending upon each company’s growth metrics and accounting assumption methods; the non-cash changes in fair value of estimated contingent consideration is not considered a key measure in comparing our operating performance; and

•	amortization expenses can vary substantially from company to company and from period to period depending upon each company’s financing and accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired; the amortization of intangible assets obtained in acquisitions are not considered a key measure in comparing our operating performance.

We use Adjusted EBITDA:

•	as a measure of operating performance;

•	for planning purposes, including the preparation of budgets and forecasts;

•	to allocate resources to enhance the financial performance of our business; and

•	to evaluate the effectiveness of our business strategies.

Adjusted EBITDA does not purport to be an alternative to net income (loss) or cash flows from operating activities. The term Adjusted EBITDA is not defined under GAAP, and Adjusted EBITDA is not a measure of net income (loss), operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; and

•	Adjusted EBITDA does not reflect the interest expense on our debt or the cash requirements necessary to service interest or principal payments.

In addition, Adjusted EBITDA can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We compensate for these limitations by relying also on the GAAP results and using Adjusted EBITDA as supplemental information.

Set forth below is a reconciliation of net income to Adjusted EBITDA for the three and six months ended June 30, 2019 and 2020:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2020	2019	2020
	(in thousands)
Net income	$3,102	$3,328	$274	$37,347
Interest income	(339)	(66)	(536)	(351)
Interest expense	14,424	10,057	27,283	23,643
Income tax expense	1,425	37	204	12,107
Amortization of debt financing costs	782	709	1,564	1,491
Intangible amortization	31,221	36,012	59,962	71,735
Depreciation and other amortization	2,425	3,029	4,738	6,011
Non-cash equity compensation expense	5,178	5,248	9,099	10,282
Non-cash changes in fair value of estimated contingent consideration	3,847	16,472	11,261	(14,901)
Loss on extinguishment of borrowings	—	—	—	6,094
Other expense (income), net	468	(70)	704	(682)
Management contract buyout	—	—	1,428	—
Other one-time transaction expenses	420	—	1,486	—
Adjusted EBITDA	$62,953	$74,756	$117,467	$152,776

Adjusted Net Income and Adjusted Net Income Per Share

We analyze our performance using Adjusted Net Income and Adjusted Net Income Per Share. Adjusted Net Income and Adjusted Net Income Per Share are non-GAAP measures. We define Adjusted Net Income as net income (loss) excluding income tax expense (benefit), amortization of debt financing costs, intangible amortization and impairments, if any, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, loss on extinguishment of borrowings, management contract buyout, if any, and other one-time transaction expenses. The calculation of Adjusted Net Income also includes adjustments to reflect (i) a pro forma 27% income tax rate assuming all earnings of Focus LLC were recognized by Focus Inc. and no earnings were attributable to non-controlling interests and (ii) tax adjustments from intangible asset related income tax benefits from acquisitions based on a pro forma 27% tax rate.

Adjusted Net Income Per Share is calculated by dividing Adjusted Net Income by the Adjusted Shares Outstanding. Adjusted Shares Outstanding includes: (i) the weighted average shares of Class A common stock outstanding during the periods, (ii) the weighted average incremental shares of Class A common stock related to stock options and unvested Class A common stock and restricted stock units, if any, outstanding during the periods, (iii) the weighted average number of Focus LLC common units outstanding during the periods (assuming that 100% of such Focus LLC common units have been exchanged for Class A common stock) and (iv) the weighted average number of common unit equivalents of Focus LLC vested and unvested incentive units outstanding during the periods based on the closing price of our Class A common stock on the last trading day of the periods (assuming that 100% of such Focus LLC common units have been exchanged for Class A common stock).

We believe that Adjusted Net Income and Adjusted Net Income Per Share, viewed in addition to and not in lieu of, our reported GAAP results, provide additional useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

•	non-cash equity grants made to employees or non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; stock-based compensation expense is not a key measure of our operating performance;

•	contingent consideration or earn outs can vary substantially from company to company and depending upon each company’s growth metrics and accounting assumption methods; the non-cash changes in fair value of estimated contingent consideration is not considered a key measure in comparing our operating performance; and

•	amortization expenses can vary substantially from company to company and from period to period depending upon each company’s financing and accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired; the amortization of intangible assets obtained in acquisitions are not considered a key measure in comparing our operating performance.

Adjusted Net Income and Adjusted Net Income Per Share do not purport to be an alternative to net income (loss) or cash flows from operating activities. The terms Adjusted Net Income and Adjusted Net Income Per Share are not defined under GAAP, and Adjusted Net Income and Adjusted Net Income Per Share are not a measure of net income (loss), operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, Adjusted Net Income and Adjusted Net Income Per Share have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted Net Income and Adjusted Net Income Per Share do not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;

•	Adjusted Net Income and Adjusted Net Income Per Share do not reflect changes in, or cash requirements for, working capital needs; and

•	other companies in the financial services industry may calculate Adjusted Net Income and Adjusted Net Income Per Share differently than we do, limiting its usefulness as a comparative measure.

In addition, Adjusted Net Income and Adjusted Net Income Per Share can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We compensate for these limitations by relying also on the GAAP results and use Adjusted Net Income and Adjusted Net Income Per Share as supplemental information.

Set forth below is a reconciliation of net income to Adjusted Net Income and Adjusted Net Income Per Share for the three and six months ended June 30, 2019 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2020	2019	2020
	(dollars in thousands, except per share data)
Net income	$3,102	$3,328	$274	$37,347
Income tax expense	1,425	37	204	12,107
Amortization of debt financing costs	782	709	1,564	1,491
Intangible amortization	31,221	36,012	59,962	71,735
Non-cash equity compensation expense	5,178	5,248	9,099	10,282
Non-cash changes in fair value of estimated contingent consideration	3,847	16,472	11,261	(14,901)
Loss on extinguishment of borrowings	—	—	—	6,094
Management contract buyout	—	—	1,428	—
Other one-time transaction expenses(1)	420	—	1,486	—
Subtotal	45,975	61,806	85,278	124,155
Pro forma income tax expense (27%)(2)	(12,413)	(16,688)	(23,025)	(33,522)
Tax Adjustments(2)	7,670	9,175	14,693	18,110
Adjusted Net Income	$41,232	$54,293	$76,946	$108,743
Adjusted Shares Outstanding	74,444,102	76,239,848	74,422,405	76,256,932
Adjusted Net Income Per Share	$0.55	$0.71	$1.03	$1.43
Calculation of Adjusted Shares Outstanding:
Weighted average shares of Class A common stock outstanding—basic(3)	46,696,200	47,847,756	46,455,238	47,642,156
Adjustments:
Weighted average incremental shares of Class A common stock related to stock options and unvested Class A common stock and restricted stock units(4)	25,359	13,184	16,607	8,901
Weighted average Focus LLC common units outstanding(5)	22,488,713	21,672,585	22,635,388	21,846,354
Weighted average common unit equivalent of Focus LLC incentive units outstanding(6)	5,233,830	6,706,323	5,315,172	6,759,521
Adjusted Shares Outstanding	74,444,102	76,239,848	74,422,405	76,256,932

(1)	During the three months ended June 30, 2019 relates to transaction expenses of $420 associated with the acquisition of Loring Ward, which were recorded in selling, general and administrative expenses. During the six months ended June 30, 2019 relates to (a) Loring Ward severance cash compensation of $280, which was recorded in compensation and related expenses and (b) transaction expenses of $1,206 associated with the acquisition of Loring Ward, which were recorded in selling, general and administrative expenses.

(2)	As of June 30, 2020, estimated tax adjustments from intangible asset related income tax benefits from closed acquisitions based on a pro forma 27% tax rate for the next 12 months is $36,479.

(3)	Represents our GAAP weighted average Class A common stock outstanding–basic.

(4)	The incremental shares for the six months ended June 30, 2019 related to unvested Class A common stock as calculated using the treasury stock method were not included in the calculation of the GAAP weighted average shares of Class A common stock—diluted for the six months ended June 30, 2019 as the result would have been antidilutive.

(5)	Assumes that 100% of the Focus LLC common units were exchanged for Class A common stock.

(6)	Assumes that 100% of the vested and unvested Focus LLC incentive units were converted into Focus LLC common units based on the closing price of our Class A common stock at the end of the respective period and such Focus LLC common units were exchanged for Class A common stock.

Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation

To supplement our statements of cash flows presented on a GAAP basis, we use non-GAAP liquidity measures on a trailing 4-quarter basis to analyze cash flows generated from our operations. We consider Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation to be liquidity measures that provide useful information to investors about the amount of cash generated by the business and are two factors in evaluating the amount of cash available to pay contingent consideration, make strategic acquisitions and repay outstanding borrowings. Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation do not represent our residual cash flow available for discretionary expenditures as they do not deduct our mandatory debt service requirements and other non-discretionary expenditures. We define Adjusted Free Cash Flow as net cash provided by operating activities, less purchase of fixed assets, distributions for unitholders and payments under tax receivable agreements (if any). We define Cash Flow Available for Capital Allocation as Adjusted Free Cash Flow plus the portion of contingent consideration paid which is classified as operating cash flows under GAAP. The balance of such contingent consideration is classified as investing and financing cash flows under GAAP; therefore, we add back the amount included in operating cash flows so that the full amount of contingent consideration payments is treated consistently. Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation are not defined under GAAP and should not be considered as alternatives to net cash from operating, investing or financing activities. In addition, Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation can differ significantly from company to company.

Set forth below is a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation for the trailing 4-quarters ended June 30, 2019 and 2020:

	Trailing 4-Quarters Ended
	June 30,
	2019	2020
	(in thousands)
Net cash provided by operating activities	$123,985	$203,934
Purchase of fixed assets	(14,737)	(21,359)
Distributions for unitholders	(13,972)	(16,550)
Payments under tax receivable agreements	—	—
Adjusted Free Cash Flow	$95,276	$166,025
Portion of contingent consideration paid included in operating activities (1)	21,328	26,353
Cash Flow Available for Capital Allocation (2)	$116,604	$192,378

(1)	A portion of contingent consideration paid is classified as operating cash outflows in accordance with GAAP, with the balance reflected in investing and financing cash outflows. Contingent consideration paid classified as operating cash outflows for each of the trailing 4-quarters ended June 30, 2019 was $4.6 million, $3.6 million, $9.1 million and $4.0 million, respectively, totaling $21.3 million for the trailing 4-quarters ended June 30, 2019. Contingent consideration paid classified as operating cash outflows for each of the trailing 4-quarters ended June 30, 2020 was $0.8 million, $0.8 million, $8.4 million and $16.4 million, respectively, totaling $26.4 million for the trailing 4-quarters ended June 30, 2020.

(2)	Cash Flow Available for Capital Allocation excludes all contingent consideration that was included in either operating, investing or financing activities of our consolidated statements of cash flows.

Supplemental Information

Economic Ownership

The following table provides supplemental information regarding the economic ownership of Focus Financial Partners, LLC as of June 30, 2020:

	June 30, 2020
Economic Ownership of Focus Financial Partners, LLC Interests:	Interest	%
Focus Financial Partners Inc. (1)	48,091,707	63.0%
Non-Controlling Interests (2)	28,186,773	37.0%
Total	76,278,480	100.0%

(1)	Includes 52,459 unvested common units.

(2)	Includes 6,690,670 Focus LLC common units issuable upon conversion of the outstanding 19,334,928 vested and unvested incentive units (assuming vesting of the unvested incentive units and a June 30, 2020 period end value of the Focus LLC common units equal to $33.05).

Class A and Class B Common Stock Outstanding

The following table provides supplemental information regarding the Company’s Class A and Class B common stock:

	Q2 2020 Weighted Average Outstanding	Number of Shares Outstanding at June 30, 2020	Number of Shares Outstanding at August 3, 2020
Class A	47,847,756	48,091,707	48,105,684
Class B	21,672,585	21,496,103	21,496,103

Incentive Units

The following table provides supplemental information regarding the outstanding Focus LLC vested and unvested Incentive Units (“IUs”) at June 30, 2020. The vested IUs in future periods can be exchanged into shares of Class A common stock (after conversion into a number of Focus LLC common units that takes into account the then-current value of common units and such IUs aggregate hurdle amount), and therefore, the Company calculates the Class A common stock equivalent of such IUs for purposes of calculating Adjusted Net Income Per Share. The period-end share price of the Company’s Class A common stock is used to calculate the intrinsic value of the outstanding Focus LLC IUs in order to calculate a Focus LLC common unit equivalent of the Focus LLC IUs.

Focus Financial Partners, LLC Incentive Units by Hurdle at June 30, 2020

Hurdle Rates	Number Outstanding
$1.42	175,421
$5.50	97,798
$6.00	56,702
$7.00	482,545
$9.00	1,984,779
$11.00	1,055,941
$12.00	520,000
$13.00	831,416
$14.00	30,205
$16.00	168,552
$17.00	44,009
$19.00	865,633
$21.00	3,893,000
$22.00	1,202,369
$23.00	524,828
$26.26	25,000
$27.00	29,484
$27.90	2,051,131
$28.50	1,596,115
$33.00	3,670,000
$36.64	30,000
19,334,928